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                                                                      EXHIBIT 21

                    Subsidiaries of Mitcham Industries, Inc.

         The following entities are wholly-owned subsidiaries of Mitcham Industries, Inc.

         1. Drilling Services, Inc., a Delaware corporation; and

         2. Mitcham Canada Ltd., an Alberta corporation.